EXHIBIT H

                           SECTION 10(A) PROSPECTUS OF
                             POWER EXPLORATION, INC.



         DECEMBER 8, 1999: THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES OF POWER EXPLORATION, INC., A NEVADA CORPORATION (THE "COMPANY"), THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED (THE "SECURITIES ACT"). THIS DOCUMENT, A SECTION 10(A) PROSPECTUS, CONTAINS AND CONSTITUTES FOUR SECTIONS: FIRST, THE "GENERAL PLAN INFORMATION;" SECOND, THE "REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION;" THIRD, THE COMPANY'S LATEST FORM 10-KSB, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE, AND THEREBY CONSTRUCTIVELY PROVIDED TO OFFEREES; AND FOURTH, A NOTICE OF EXERCISE, WHICH IS TO BE COMPLETED AND SUBMITTED WITHIN THE TIME ALLOWED ALONG WITH TENDER OF THE APPROPRIATE CONSIDERATION FOR THOSE WHO WISH TO EXERCISE THEIR OPTIONS.

ITEM 1.           GENERAL PLAN INFORMATION

         The Company's board of directors (the "Board") has adopted a stock option plan for its employees and others entitled "The 1999 Stock Benefit Plan of Power Exploration, Inc." (the "Plan"). Pursuant to the Plan, the Board can authorize the issuance of, or options to purchase, up to four million (4,000,000) shares of common stock of the Company, par value $0.02 per share (the "Common Stock").

         The Plan is intended to aid the Company in maintaining and continuing its development of a quality management team, in attracting qualified employees, consultants, and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.

         The Plan is not subject to the  provisions  of the Employee  Retirement
Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders. The term each Board member serves is therefore one year. If an annual meeting is not held the member shall serve until the next submission of matters to a vote of Company's shareholders.

         As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan (hereinafter the Board or its duly authorized committee shall be referred to as "Plan Administrators"). As no committee has been authorized by the Board, the current Board members are the Plan Administrators. This group includes Joe Bill Bennett, Mark Zouvas, and M.O. Rife III. The address of the Board is c/o the Company, 5416 Birchman Avenue, Fort Worth, Texas 76107, telephone number (817) 377-4464.

         In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the vacancy is not filled by the remaining Board, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of shareholders representing not less than two-thirds (2/3) of the shares entitled to vote on such removal. Plan Administrators

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who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members.

         The Plan Administrators shall interpret the Plan (which interpretation is binding on the participants absent demonstrable error), determine which employees or others shall receive options, decide the number of shares subject to such options and establish other terms of the options not already established in the Company's Plan. Information concerning changes in the Plan Administrators will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

         In addition to his position as president, chief executive officer and a director of the Company, [X], current Plan Administrator is an officer and a director of several of the Company's affiliated subsidiaries

SECURITIES TO BE OFFERED

         Shares or options to purchase shares, up to a maximum of four million (4,000,000) shares of Common Stock may be granted under the Plan. All options under the Plan are "non-qualified" stock options. The number of shares of Common Stock issuable under the Plan is subject to adjustment in the event of changes in the outstanding shares of Common Stock resulting from stock dividends, stock splits, or recapitalizations.

EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

         The Board shall determine which of the Company's employees are eligible to receive options under the Plan. The term "Employee" includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

         The Plan Administrators shall determine which employees shall receive options. The Plan is not subject to ERISA and the securities are being issued by the Company and not purchased on the open market or otherwise.

         Options granted under the Plan shall be exercisable as determined by the Plan Administrators. If an option granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for grant under the Plan.

         The exercise price payable to the Company for Option Shares shall be as set forth from time to time by the Plan Administrator. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

         The shares of Common Stock subject to the Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. Options and all other interests under the plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

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AMENDMENTS AND TERMINATION

         The Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in the Plan or the date on which an option for the four-millionth share is either granted under the Plan or on which the four-millionth share is deregistered on a post-effective amendment on Form S-8 filed with the Securities and Exchange Commission (the "SEC"). No options may be granted under the terms of the Plan after it has been terminated. The Board may alter or amend the Plan only once during any six month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of a holder of a previously issued option without the consent of that holder.

RESALE OF COMMON STOCK

         Shares of Common Stock purchased on exercise of options granted under the Plan will have been initially registered pursuant to a Form S-8 Registration Statement filed by the Company. Subsequent resales of shares obtained pursuant to the Plan may be eligible for immediate resale depending on whether an exemption from registration is available or whether the shares are in fact registered. The Company makes no statement as to subsequent salability of specific shares obtained pursuant to the Plan and urges any persons seeking to sell shares so obtained to seek counsel from independent attorneys.

         As may be applicable for subsequent resale of shares obtained from the Plan, the Board believes that the Company has filed all reports and other materials required to be filed during the preceding twelve months under the Securities Exchange Act of 1934 as of December 8, 1999.

TAX EFFECTS OF PLAN PARTICIPATION & NONSTATUTORY OPTIONS

         The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

         Under the current provisions of the Code, if shares of Common Stock are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), (i) the option holder ("Holder") will not recognize income at the time of the grant of the option; (ii) on exercise of the option the Holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price; (iii) upon the sale of the shares of Common Stock the Holder will recognize a short term or long term capital gain, or loss, as may be, in an amount equal to the difference between the amount he or she receives from the sale of those shares and the Holder's tax basis in the shares (as described below); and (iv) the Company will be entitled to expense as compensation the amount of ordinary income that the holder recognized, as set forth in clause
(II) above.

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         If the Holder pays the exercise  price  entirely in cash, the tax basis of the shares of Common Stock will be equal to the amount of the exercise price paid plus the ordinary income recognized by the Holder from exercising the options. This basis should equal the fair market value of the shares of Common Stock acquired on the date of exercise. The holding period will begin on the day after the tax basis of the shares is determined.

         The ordinary income received by the Holder on exercise of the option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other trust fund payments will be due with respect to the exercise of the options. The Company will initially pay the Optionee's liability and will be reimbursed by Optionee no later than six months after such liability arises.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The Company will provide to any Employee upon request a copy, without charge, of the Company's periodic reports filed with the SEC, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide any Employee upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement. These documents are also incorporated by reference into the Section 10(a) prospectus, of which this document is a part. Requests for such information should be directed to the Company at 5416 Birchman Avenue, Fort Worth, Texas 76107, telephone number (817) 377-4464.

ITEM 3.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

         The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

         2. All reports  filed by the Company  with the  Commission  pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 1998.

         3. The description and specimen certificate of the Common Stock contained in the Company's Form S-2 Registration Statement filed on August 8, 1980 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

         All documents that the Company subsequently files with the Commission pursuant to Sections 13(a)m 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this Prospectus.

                 [THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

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ITEM 4. NOTICE OF EXERCISE

                               NOTICE OF EXERCISE
                   (To be signed only upon exercise of Option)

TO: Power Exploration, Inc.

         The undersigned, the owner of the attached Option, hereby irrevocably elects to exercise the rights to purchase thereunder ______________ shares of Common Stock of Power Exploration, Inc. and herewith pays for the shares in the manner specified in the Option. The undersigned requests that the certificates for such shares be delivered to them according to instructions indicated below. If such shares are not all of the shares purchasable under the Option, the undersigned further requests that a new option certificate be issued and delivered to the undersigned for the remaining shares purchasable under the Option.

DATED this ________ day of ______________, 199__.

                                        By:_____________________________

INSTRUCTIONS FOR DELIVERY:

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